Exhibit 12.1

                             PS BUSINESS PARKS, INC.
              (SUCCESSOR TO AMERICAN OFFICE PARK PROPERTIES, INC.)
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                            For the year ended December 31,
                                     -----------------------------------------------------------------------------
                                       1997             1996             1995             1994              1993
                                     --------         --------         --------         --------          --------
Earnings:
    Net income before minority
    interest and taxes               $12,402,000      $  519,000       $ 1,192,000      $ 1,245,000       $ 1,517,000
    Add:  fixed charges                    1,000              --                --               --                --
                                     -----------      ----------       -----------      -----------       -----------
Earnings before fixed charges        $12,403,000      $  519,000       $ 1,192,000      $ 1,245,000       $ 1,517,000
                                     ===========      ==========       ===========      ===========       ===========

Fixed charges:
    Interest expense                    $  1,000         $    --           $    --          $    --           $    --

Ratio of earnings to fixed
charges                                   12,403         N/A (1)           N/A (1)          N/A (1)           N/A (1)


(1) The ratio of earnings to fixed charges is not applicable for this year as there were no fixed charges incurred by the Company.